Roaring Blue Lion’s Inaccurate and Misleading Claims May 4, 2018 Nasdaq: HMST

Important Disclosures Forward-Looking Statements This presentation includes forward-looking statements, as that term is defined for purposes of applicable securities laws, about our industry, our future financial performance and business plans and expectations. These statements are, in essence, attempts to anticipate or forecast future events, and thus subject to many risks and uncertainties. These forward-looking statements are based on our management's current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. Readers should note, however, that all statements in this presentation other than assertions of historical fact are forward-looking in nature. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to our annual report on Form 10-K for the year ended December 31, 2017, under the heading Item 1A- “Risk Factors.” Many of these factors and events that affect the volatility in our stock price and shareholders’ response to those factors and events are beyond our control. Such factors could cause actual results to differ materially from the results discussed or implied in the forward-looking statements. These risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative findings or actions that may increase capital requirements or otherwise constrain our ability to do business, including restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, risks related to our ability to realize the expected cost savings from our recent restructuring activities in our single family mortgage lending operations, continue to expand our commercial and consumer banking operations, grow our franchise and capitalize on market opportunities, manage our overall growth efforts cost-effectively to attain the desired operational and financial outcomes, manage the losses inherent in our loan portfolio, make accurate estimates of the value of our non-cash assets and liabilities, maintain electronic and physical security of customer data, respond to restrictive and complex regulatory environment, and attract and retain key personnel. In addition, the volume of our mortgage banking business as well as the ratio of loan lock to closed loan volume may fluctuate due to challenges our customers may face in meeting current underwriting standards, a change in interest rates, an increase in competition for such loans, changes in general economic conditions, including housing prices and inventory levels, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and legislative or regulatory actions or reform that may affect our business or the banking or mortgage industries more generally. Actual results may fall materially short of our expectations and projections, and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, we can give no assurance of future performance, and you should not rely unduly on forward-looking statements. All forward-looking statements are based on information available to the Company as of the date hereof. Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. p. 1

Important Additional Information Important Additional Information HomeStreet, Inc. (“HMST” or the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2018 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the SEC in connection with such solicitation of proxies from the Company’s shareholders (the “Definitive Proxy Statement”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. In the event that holdings of the Company’s securities change from the amounts disclosed in the Definitive Proxy Statement, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website at www.homestreet.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Shareholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements to the Definitive Proxy Statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.homestreet.com in the section “Investor Relations.” p. 2

Summary  Roaring Blue Lion’s recent investor presentation is replete with baseless, misleading and – in some cases simply false – claims about the Company and is a seemingly desperate attempt to push its case  The activist has consistently played fast and loose with facts, rules and legal requirements and its recent presentation is yet another example of this  The following slides identify and rebut some of the most egregious inaccurate statements and claims from Roaring Blue Lion p. 3

[HomeStreet]

HomeStreet was Valued Appropriately at its IPO

- HomeStreet's IPO was priced at 84% of pro forma tangible book value. Roaring Blue Lion is misleading investors when it says the IPO was priced at 63% of TBV
- HomeStreet was able to recapitalize the bank and protect legacy shareholders during a period in which 450+ banks and thrifts failed (from 2008 to 2012)
- If HomeStreet's stock had been underpriced, one would have expected it to correct once trading began post IPO. In reality, the stock appreciated over the following nine months
- This profitability, which drove HMST's significant outperformance of both the KBW Regional Bank and SNL U.S. Thrift indexes during this time, was a direct consequence of the cyclically strong returns of the mortgage business


HomeStreet's TSR Chart is Extremely Misleading
HMST
KBW Regional Bank Index (KRX)
SNL U.S. Thrift Index
250%
200%
150%
100%
50%
0%
(50%)
35% Decline
Jan 1, 2014
Jan 1, 2015
Jan 1, 2016
Jan 1, 2017
Jan 1, 2018
Extracted From HMST's Investor Presentation
To complete its IPO, HMST priced the offering at 63% of tangible book value
HMST wants to take credit for the stock appreciating to tangible book value
Since its IPO, 88% of HMST's TSR occurred in 2012
TSR since 2013 is 16%, a fraction of the return generated by peers or the indices
3-Year TSR also benefits from 35% stock price decline during 2013-2014
Total Returns
IPO – YE2012 | 2013 - 2017
HMST | 112.9% | 15.8%
Pac NW Peers | 8.5% | 165.3%
CA Peers | 2.3% | 153.2%
KRX | 2.9% | 101.4%
10

p. 4

HomeStreet is Required by Washington Law to Have “Withhold” a Option on its Proxy Card • Roaring Blue Lion falsely accuses HomeStreet of manipulating the proxy card to “confuse” our shareholders • We are legally required – by Washington law(1) and our bylaws(2) – to include the withhold option • This is yet another example of Roaring Blue Lion ignoring the law and basic rules that inconveniently don’t align with their chosen narrative (1) RCW 23B.10.205 states that: “Each vote entitled to be cast may be voted for, voted against, or withheld for one or more candidates up to that number of candidates that is equal to the number of directors to be elected but without cumulating the votes, or a shareholder may indicate an abstention for one or more candidates.” (Emphasis added) (2) Section 1.9(b) of the bylaws states that: “a ‘majority of votes cast’ means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. The following shall not be considered votes cast for this purpose: (i) a share whose ballot is marked as withheld; (ii) a share otherwise present at the meeting but for which there is an abstention, and (iii) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction. (Emphasis added) p. 5

Roaring Blue Lion’s Notice Deficiencies are Not Minor Roaring Blue Lion is misleading shareholders by failing to note that a Washington State Court affirmed HomeStreet’s position that the notice was invalid – because Roaring Blue Lion failed to comply with the Company’s bylaws in myriad ways. Also, the required nomination notice was only 13 pages long plus 10 pages of exhibits. The rest was the Company’s standard D&O questionnaires that every director completes annually “The Court finds that Defendant’s The Financial Times referred to Blue advance notice bylaw is valid and Lion’s inept notice as potentially “one of that Plaintiff failed to comply with the bigger screw-ups in small-cap the requirements of that advance activist history” notice bylaw.” – Ruling from the Superior Court (March 2, 2018, Lindsay Fortado (Link)) of the State of Washington p. 6

Roaring Blue Lion presents a timeline of fabrications and falsehoods • Among other things, it is factually incorrect to say that HomeStreet had material accounting weaknesses from 2013-2017. This is simply untrue • HMST identified a material weakness in internal controls in Q3 2014 and Q4 2014 which were self-identified, independently investigated, remediated and disclosed in 2014 • In each of HomeStreet’s Form 10-Ks for the years ending 2015, 2016 and 2017 both management and our See slide 9 external auditors concluded the internal controls were effective p. 7

Doesn’t Understand Compensation Roaring Blue Lion Structures in the Mortgage Business • It is standard industry practice for compensation for division-level executives to include origination in • Roaring Blue Lion’s claim that the Compensation Committee this line of business increased the CEO's minimum salary by 40% in 2018 is factually incorrect. Our CEO's salary remained unchanged • It is factually incorrect to say that David and from 2017 to 2018, and increased by 7.69% in March 2017 Endresen’s compensation is not tied to profitability. from the prior year's levels At least 50% of the Commissioned NEOs Incentive Plan was tied to profitability in 2017 Source: 2017 HomeStreet Proxy Statement p. 8

HomeStreet Discloses Loans Made to Insiders According to All Applicable Rules This is misleading We reported these loans made to directors and officers or their related parties as required by “Regulation O”. The SEC’s proxy rules do not require that such loans be reported under, and we note as much in our proxy statement on page 79. This is another example of Roaring Blue Lion not understanding the legal requirements applicable to us Source: 2017 HomeStreet Proxy Statement p. 9

Blue Lion’s Comments on our Directors’ Qualifications are Riddled with Errors For example one of the most inexplicable items is Roaring Blue Lion’s questioning of Mark Patterson’s industry experience • Mr. Patterson was an institutional investor at NWQ for 16+ years overseeing billions of dollars of investments in the banking sector • Mr. Patterson began his career in 1989 at U.S. Bancorp, including as VP of Investor Relations, where he was a primary contact between the bank holding company and the investment community • Mr. Patterson also served as a financial analyst in U.S. Bank’s Financial Consulting Division/Planning & Forecasting Department p. 10

We could go on and on and on… Mistakes and inaccuracies are the one consistent thing that we’ve seen from Roaring Blue Lion. This presentation contains some of the most obvious errors, but there are many more. p. 11

Vote on the WHITE Proxy Card to Support HomeStreet’s Qualified Nominees  The Board has a clear strategy for HomeStreet – which has delivered results in a challenging environment  The Company’s highly-qualified nominees – Scott M. Boggs, Douglas I. Smith and Mark R. Patterson – have the right experience, skills and independent judgement needed to represent shareholders and provide thoughtful stewardship of shareholders’ assets  We ask for your support going forward as we continue to execute on our strategy to drive shareholder value creation at HomeStreet  Vote FOR HomeStreet’s nominees and FOR our Advisory Vote on Named Executive Officer Compensation p. 12

Contact Information Shareholders If you have any questions, or need assistance voting your WHITE proxy card, please contact: 1212 Avenue of the Americas, 24th Floor New York, NY 10036 Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720 Shareholders may call toll-free (from the U.S. and Canada): 877-796-5274 Email: info@okapipartners.com Media Sloane & Company Dan Zacchei / Joe Germani, 212-486-9500 Dzacchei@sloanepr.com / JGermani@sloanepr.com p. 13